Exhibit 10.37
FX REAL ESTATE AND ENTERTAINMENT INC.
March 3, 2008
19X, Inc.
650 Madison Avenue
15th Floor
New York, NY 10022
Dear Sirs,
     Reference is made to the (i) the License Agreement, dated as of June 1, 2007, by and between Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE”) and subsidiary of CKX, Inc., a Delaware corporation (“CKX”), and FX Luxury Realty, LLC, a Delaware limited liability company (“FXLR”) and subsidiary of FX Real Estate and Entertainment, Inc., a Delaware corporation (“FXRE”), as amended by Amendment No. 1 thereto, dated as of November 16, 2007 (the “License Agreement”), and (ii) the Agreement and Plan of Merger, dated as of June 1, 2007, and as amended on August 1, 2007, September 27, 2007 and January 23, 2008, among 19X, Inc., a Delaware corporation (“19X”), 19X Acquisition Corp., a Delaware corporation and wholly owned subsidiary of 19X (“19X Acquisition”) and CKX (the “Merger Agreement”), providing for the merger of 19X Acquisition with and into CKX with CKX as the surviving corporation.
1.	FXRE and 19X hereby agree that as of the Effective Time (as defined in the Merger Agreement) 19X shall cause EPE, and FXRE shall cause FXLR, to enter into an amendment to the License Agreement in the form attached hereto as Exhibit A (the “Amendment”).

2.	19X hereby represents and warrants to FXRE, as follows:
(a)	19X is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to execute and deliver this Letter Agreement, and to carry out the transactions contemplated hereby and to perform its obligations hereunder.

(b)	The execution, delivery and performance by 19X of this Letter Agreement have been duly and validly authorized by the Board of Directors of 19X, and by a majority of the holders of its capital stock, and no other corporate proceeding on the part of 19X is necessary for the consummation by 19X of the transactions contemplated hereby.

(c)	The execution, delivery and performance by 19X of this Letter Agreement do not and will not contravene or conflict with the organizational or governing documents of 19X. As of the Effective Time, the execution, delivery and performance by 19X of this Letter Agreement will not contravene or conflict with the organizational or governing documents of EPE, and 19X will have obtained any consents and approvals and made any notifications required for the execution, delivery and performance of the Amendment.
(d)	This Letter Agreement has been duly and validly executed and delivered by 19X and, assuming the due and valid execution and delivery by FXRE, constitutes a legal, valid and binding obligation of 19X enforceable against 19X in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.
3.	FXRE hereby represents and warrants to 19X, as follows:
(a)	FXRE is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to execute and deliver this Letter Agreement, and to carry out the transactions contemplated hereby and to perform its obligations hereunder.

(b)	The execution, delivery and performance by FXRE of this Letter Agreement have been duly and validly authorized by the Board of Directors of FXRE and no other corporate proceeding on the part of FXRE is necessary for the consummation by FXRE of the transactions contemplated hereby.

(c)	The execution, delivery and performance by FXRE of this Letter Agreement do not and will not contravene or conflict with the organizational or governing documents of FXRE.

(d)	This Letter Agreement has been duly and validly executed and delivered by FXRE and, assuming the due and valid execution and delivery by 19X, constitutes a legal, valid and binding obligation of FXRE enforceable against FXRE in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.
4.	19X will indemnify, defend and hold harmless FXRE, and its consolidated subsidiaries and their respective directors, officers, representatives and employees from and against any and all losses, damages, penalties, fines, amounts paid in settlement, costs and expenses (including reasonable and documented attorneys’ fees and disbursements)(“Losses”) incurred or suffered by such parties that result from, or that exist or arise due to any inaccuracy in, breach or alleged breach of any representation or warranty of 19X in this Letter Agreement or any breach by 19X of any of its covenants or obligations in this Letter Agreement. The foregoing indemnity is in addition to any other remedies available to the indemnified parties at law or in equity.

5.	FXRE will indemnify, defend and hold harmless 19X and its consolidated subsidiaries and their respective directors, officers, representatives and employees from and against any and all Losses incurred or suffered by such parties that result from, or that exist or arise due to any inaccuracy in, breach or alleged breach of any representation or warranty of FXRE in this Letter Agreement or any breach by FXRE of any of its covenants or obligations in this Letter Agreement. The foregoing indemnity is in addition to any other remedies available to the indemnified parties at law or in equity.

6.	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for principles of conflict of laws. 19X and FXRE irrevocably consent to the exclusive jurisdiction of the Federal and state courts, located in New York County, New York, in any suit or proceeding based on or arising under this Letter Agreement and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts. 19X and FXRE irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process on 19X and FXRE mailed by first class mail shall be deemed in every respect effective service of process upon 19X and FXRE, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of 19X and FXRE to serve process in any manner permitted by law.

7.	This Letter Agreement and the Exhibit hereto constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.

8.	This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Letter Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof, followed promptly by delivery of an originally executed counterpart.
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Very truly yours, FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Paul C. Kanavos
	Name:	Paul C. Kanavos
	Title:	President

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH ABOVE 19X, INC.
By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	President

EXHIBIT A
Amendment No. 2 to License Agreement
between
Elvis Presley Enterprises, Inc.
and
FX Luxury Realty, LLC
     This Amendment No. 2 (“Amendment No. 2”) to the License Agreement by and between ELVIS PRESLEY ENTERPRISES, INC., a Tennessee corporation, having its principal office at 3734 Elvis Presley Boulevard, Memphis, Tennessee 38116 (“Licensor”), and FX LUXURY REALTY, LLC, a Delaware limited liability company, having its principal office at 650 Madison Avenue, New York, New York, 10022 (“Licensee”) (each, a “party” and collectively, the “parties”), is made and effective as of ___with reference to the following recitals:
RECITALS
     WHEREAS, the parties entered into that certain License Agreement, dated as of June 1, 2007, as amended by Amendment No. 1 thereto, dated as of November 16, 2007 (the “License Agreement”); and
     WHEREAS, the parties wish to make certain amendments to the License Agreement pursuant to Section 26.07 thereof.
     NOW, THEREFORE, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendment to Section 6.01 of the License Agreement. Section 6.01 is hereby amended by deleting such section in its entirety and replacing it with the following:
“Section 6.01 Right to Construct First Memphis Hotel. (a) Licensor grants Licensee the option to design, construct, and operate the first new hotel on or contiguous to the Graceland property in Memphis, Tennessee from and after the date hereof either as part of the Masterplan or otherwise (whether or not such hotel is an Elvis Presley-themed Hotel) (the “First Memphis Hotel”). Licensee shall exercise said option in writing to Licensor within six (6) months from the Effective Date, or Licensee shall lose the right to construct the First Memphis Hotel.
(b) Notwithstanding the valid exercise of such option by Licensee pursuant to paragraph (a) above, Licensee shall lose its rights to construct the First Memphis Hotel and any Subsequent Memphis Hotels unless (i) in the event there is a definitive Masterplan in effect, Licensee has delivered written notice of its intent to proceed with the construction of the First Memphis Hotel and any Subsequent Memphis Hotels specifically contemplated in such definitive Masterplan, (A) within 10 days of the date that such definitive Masterplan is agreed to and initialed by FX Real Estate and Entertainment Inc. and 19X, Inc. and delivered to Licensee (an “Agreed Masterplan”), or failing such agreement, (B) within 90 days of the date that 19X, Inc. delivers to FX Real Estate and Entertainment Inc. and Licensee written notice of its intent to proceed with the Masterplan in its sole discretion as permitted pursuant to the Call Agreement, dated February [ ], 2008 between 19X, Inc. and FX Real Estate and Entertainment Inc., along with a copy of the final form of such definitive Masterplan (a “19X Masterplan”), and (ii) the construction of the

First Memphis Hotel has begun by the later of twenty four (24) months from the effective date of this Agreement or twelve (12) months after Licensor has made the land available for development of the First Memphis Hotel or, if there is a definitive Agreed Masterplan or definitive 19X Masterplan in effect, such later time as contemplated by such definitive Masterplan. Licensee shall not be liable to Licensor for any damages as a result of not constructing the First Memphis Hotel or any Subsequent Memphis Hotels, nor shall it have any other effect on this Agreement other than as set forth in this Section 6.01(b) and Section 7.20(b).
(c) Licensor shall obtain and assign to Licensee fee title to the land for the First Memphis Hotel unless there is a compelling reason that such fee title cannot be obtained and Licensee is advised of such reason. If Licensor is unable to obtain fee title to the First Memphis Hotel land, then Licensor shall obtain and assign to Licensee a lease to such land in form and substance reasonably acceptable to Licensee, with a term that is not less than ninety- nine (99) years. Licensor shall have the right to decide the location of the First Memphis Hotel in consultation with Licensee. Licensor shall be solely responsible for removing any tenants located at any property in which the First Memphis Hotel will be built, and the land shall not be considered “available for development” as provided above until such tenants have been removed.”
2. Amendment to Section 6.03 of the License Agreement. Section 6.03 is hereby amended by deleting such section in its entirety and replacing it with the following:
“Section 6.03. Subsequent Memphis Hotels. Provided Licensee has exercised the option and constructed the First Memphis Hotel in accordance with Section 6.01, Licensor grants Licensee the option to design, construct, and operate subsequent new hotels on or contiguous to the Graceland property in Memphis, Tennessee from and after the date hereof either as part of the Masterplan or otherwise (whether or not the hotels are an Elvis Presley-themed Hotel) (the “Subsequent Memphis Hotels”). Licensee shall lose the right to construct the Subsequent Memphis Hotels unless (i) in the event there is no definitive Masterplan in effect, Licensee exercises said option in writing to Licensor within six (6) months from the opening of the First Memphis Hotel or (ii) in the event that there is a definitive Agreed Masterplan or definitive 19X Masterplan in effect which contemplates Subsequent Memphis Hotels, Licensee shall have delivered the notice contemplated by Section 6.01(b)(i) in the time period specified in such section. If Licensee exercises said option, and if the construction of the Subsequent Memphis Hotels have not begun by the later of twenty four (24) months from the opening of the First Memphis Hotel or twelve (12) months after Licensor has made the land available for development of the Subsequent Memphis Hotels or, if there is a definitive Agreed Masterplan or definitive 19X Masterplan in effect, such later time as contemplated by such definitive Masterplan, Licensee shall lose the right to construct the Subsequent Memphis Hotels but shall not be liable to Licensor for any damages as a result of not constructing the Subsequent Memphis Hotels nor shall it have any other effect on this Agreement other than as set forth in this Section 6.03 and Section 7.20(b). Licensor shall have the right to decide the location of any of the Subsequent Memphis Hotels in consultation with Licensee. Licensor shall be solely responsible for removing any tenants located at any property in which the Subsequent Memphis Hotels will be built, and the land shall not be considered “available for development” as provided above until such tenants have been removed.”

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3. Addition of new Section 7.20. The following new Section 7.20 shall be added to the License Agreement:
“Section 7.20 Reduction in Royalties. (a) Notwithstanding anything herein to the contrary, including Section 7.12 hereof, if, as of the twelve month period ending as of the last month end prior to the date that is seven years and six months after the Effective Time (as defined under the Agreement and Plan of Merger, dated as of June 1, 2007, and as amended on August 1, 2007, September 27, 2007 and January 23, 2008, among 19X, Inc., 19X Acquisition Corp. and CKX, Inc.) (the “Measurement Date”), Licensor and its Affiliate, Elvis Presley Enterprises, LLC and their consolidated subsidiaries, have not achieved OIBDAN (operating income before depreciation, amortization and non-cash compensation) for fiscal year 2013 of $125,496,000 (“Target OIBDAN”) based upon the audited consolidated financial statements for such entities for the twelve month period ended as of the Measurement Date prepared at the expense of Licensor promptly following the Measurement Date (provided that Licensor shall not be required to prepare such audited consolidated financial statements if Licensor agrees in writing as of the Measurement Date that the Target OIBDAN has not been achieved), the royalty payments payable by Licensee hereunder, including any Guaranteed Minimum Royalties, shall be reduced by an aggregate of $50,000,000 (the “Reduction”). The Reduction shall be applied ratably over a three year period to royalty payments due to Licensor after the end of the 94th month following the Effective Time, provided that, for so long as the Series B Investor (as defined in the Shareholders Agreement, dated February 7, 2005, between Licensor, the Promenade Trust, EPE Holding Corporation and Sports Entertainment Enterprises, Inc.) or its successors or permitted assigns owns 15% of the issued and outstanding equity interests of Licensor, each such royalty payment to which such ratable portion of the Reduction is applied shall be reduced by no more than 85% of the amount that would otherwise be due if the Reduction were not in effect. Licensor shall be responsible for the payment of any amounts required to be paid to the Promenade Trust with respect to its share of the royalties hereunder, including any additional amounts required to compensate the Promenade Trust for the Reduction. The parties agree to cooperate in good faith and use their commercially reasonable efforts to structure the Reduction in a tax efficient manner, including with respect to any additional payments required to be made to the Promenade Trust.
(b) If Licensee has exercised its option pursuant to Sections 6.01 and 6.03 hereof with respect to the First Memphis Hotel and Subsequent Memphis Hotels contemplated by a definitive Agreed Masterplan or 19X Masterplan in effect as of the Measurement Date, the Reduction shall be conditioned upon Licensee using commercially reasonable efforts to proceed with the development and construction of such First Memphis Hotel and Subsequent Memphis Hotels in accordance with and as contemplated by such definitive Masterplan and in the time periods contemplated by such definitive Masterplan then in effect, provided that 19X, Inc. has used commercially reasonably efforts to develop the non-hotel portion of such definitive Masterplan then in effect in the time periods contemplated by such definitive Masterplan, and provided further that if there is no definitive Agreed Masterplan or 19X Masterplan in effect at such time or if there is a definitive Agreed Masterplan or 19X Masterplan in effect at such time but Licensee has not exercised its option with respect to the First Memphis Hotel and Subsequent Memphis Hotels contemplated by such definitive Masterplan pursuant to Sections 6.01 and 6.03 hereof, this clause (b) shall not apply.”

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4. Effect of Amendment. Except as expressly set forth in this Amendment No. 2, the License Agreement shall remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of the parties thereto.
5. Governing Law. This Amendment No. 2 and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Tennessee, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each party hereby (i) submits to personal jurisdiction in the State of Tennessee for the enforcement of this Agreement and (ii) waives any and all personal rights under the law of any state or country to object to jurisdiction within the State of Tennessee for the purposes of litigation to enforce this Agreement.
6. Execution in Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the parties. Copies of executed counterparts transmitted by facsimile or other electronic transmission shall be considered original executed counterparts for the purposes of this Amendment No. 2, provided that receipt of copies of such counterparts is confirmed. Originals of any counterparts transmitted by facsimile or other electronic transmission shall be promptly provided to the other parties hereto.
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EXHIBIT A
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed by their authorized representatives on the date set forth above.

“LICENSOR” ELVIS PRESLEY ENTERPRISES, INC.
By:
Name:
Title:

“LICENSEE” FX LUXURY REALTY, LLC
By:	FX Real Estate and Entertainment Inc.,
Managing Member

By:
Name:
Title:

[Amendment No. 2 to License Agreement]